                                                                     Exhibit 2.1

================================================================================

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                             MTC Technologies, Inc.

                                       And

                               the Shareholders of

                                 Vitronics Inc.

                             DATED: October 24, 2003

================================================================================

                            STOCK PURCHASE AGREEMENT

          This Stock Purchase Agreement (the "Agreement") is entered into as of October 24, 2003, by and among MTC Technologies, Inc., an Ohio corporation (the "Buyer"), and the parties identified on the signature page as the Sellers (collectively, the "Sellers"). The Sellers and the Buyer are sometimes collectively referred to herein as the "Parties" and individually referred to herein as a "Party."

                                    RECITALS

     A. The Sellers are the record and beneficial owners of all of the issued and outstanding capital stock of Vitronics Inc, a New Jersey corporation (the "Company").

     B. The Buyer wishes to acquire the Company (the "Acquisition") by purchasing all of the issued and outstanding common stock, without par value, of the Company (the "Shares") from the Sellers, and the Sellers desire to sell to the Buyer, the Shares pursuant to the terms of this Agreement.

     C. The Parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Acquisition.

                                    AGREEMENT

          NOW, THEREFORE, in and for the consideration and mutual covenants set forth herein, the Parties agree as follows:

     1.   Sale and Purchase of the Shares.

          1.1. Sale and Purchase of the Shares.

               (a) Subject to the terms and conditions of this Agreement, at the Closing (as hereinafter defined), the Sellers shall sell, transfer, assign and deliver to the Buyer the number of Shares listed in Schedule 1.1(a), which constitutes all of the issued and outstanding shares of the common stock, without par value, of the Company; and the Buyer shall purchase, and thereafter hold, such the Shares, free from all options, liens, claims, charges and encumbrances of whatever nature.

               (b) The Buyer shall not be obliged to complete the purchase of any of the Shares hereunder unless the sale of all of the Shares is completed simultaneously.

          1.2. Purchase Price. As consideration for the sale to the Buyer of all of the Shares by the Sellers, the Buyer shall pay to the Sellers the following (collectively, the "Purchase Price"):

               (a) At the Closing, the Buyer shall pay Eight Million Seven Hundred Fifty Thousand Dollars ($8,750,000) of the Purchase Price by wire transfer of immediately available funds as provided in Schedule 1.2(a); and

               (b) The Sellers may be entitled to receive an earn-out payment calculated in accordance with this Section 1.2(b). The "Baseline Gross Profit for 2003" shall be $2,622,000. The "Target Gross Profit for 2004" shall be $2,835,000. After the Company's 2003 and 2004 financial statements have been audited, actual gross profit for 2003 and 2004 will be compared with the Baseline Gross Profit for 2003 and the Target Gross Profit for 2004. In the event that the actual gross profit for 2004 does not exceed the Baseline Gross Profit for 2003, the Sellers will not be entitled to any earn-out payment under this Section 1.2(b). In the event that the actual gross profit for 2004 is greater than the Baseline Gross Profit for 2003, but less than the Target Gross Profit for 2004, the Sellers will be entitled to receive an earn-out payment in an amount equal to (i) $750,000 times a fraction whose numerator is the actual gross profit for 2004 less the Baseline Gross Profit for 2003 and whose denominator is the Target Gross Profit for 2004 less the Baseline Gross Profit for 2003. In the event that the actual gross profit for 2004 is equal to the Target Gross Profit for 2004, the Sellers will be entitled to receive an earn-out payment in the amount of $750,000. In the event that the actual gross profit for 2004 is greater than the Target Gross Profit for 2004, the Sellers will be entitled to receive an earn-out payment in an amount equal to $750,000 plus 15% of the excess of actual gross profit for 2004 over the Target Gross Profit for 2004. All gross profit calculations under this Section 1.2(b) will be done in accordance with generally accepted accounting principles consistently applied and in accordance with the historical accounting principles and practices of the Company set forth in Schedule 1.2(b), a copy of which is attached hereto. Actual 2003 and 2004 gross profits, the Baseline Gross Profit for 2003 and the Target Gross Profit for 2004 calculations will exclude the Company's manufacturing division and any gross profit earned on the West Point Contract (as defined below). Unless contested by the Sellers as provided in
Section 1.2(e) below, any earn-out payment under this Section 1.2(b) will be paid to the Sellers and the Optionholders as set forth on Schedule 1.2(a) within thirty (30) days after the Company's results for 2004 have been audited, and, in any event, no later than April 30, 2005. All gross profits will be calculated before allocations of costs from Buyer, except to the extent that Buyer creates equivalent offsets in the Company's costs.

               (c) The Sellers may be entitled to receive an additional earn-out payment calculated in accordance with this Section 1.2(c). The Company has a bid outstanding for the IT services at West Point (the "West Point Contract"). If the Company is successful in its bid and enters into the West Point Contract, the Sellers will be entitled to receive a payment in an amount equal to 20% of any gross profit generated by the Company from the West Point Contract during a three-year period that is the earlier to occur of (i) the three-year period commencing on the date that the West Point Contract is placed into effect and
(ii) the three-year period ending on June 30, 2007 (the "West Point Earn-Out Period"). All gross profit calculations under this Section 1.2(c) will be done in accordance with generally accepted accounting principles consistently applied and in accordance with the historical accounting principles and practices of the Company set forth in Schedule 1.2(b). Unless contested by the Sellers as provided in Section 1.2(e) below, any earn-out payments under this Section 1.2(c) will be paid within thirty (30) days after the Company's results for each of the years ended 2004, 2005, 2006 and 2007 have been audited.

               (d) For the period commencing on the Closing Date and continuing through the end of the West Point Earn-Out Period, Buyer shall take no action that will adversely impact the computation and payment of any earn-out payment provided herein.

               (e) The computation of the earn-out payments provided in Sections 1.2(b) and (c) above shall be made by the Buyer's independent accounting firm (the "Computation"). The Computation will be prepared in accordance with the provisions of Sections 1.2(b) and (c) of this Agreement. Upon completion of the Computation by the Buyer's independent accounting firm, the Computation shall be delivered to the Sellers. The Sellers shall have thirty (30) days from the date on which the Computation is delivered to them to review the Computation (the "Review Period"). If the Sellers disagree in any respect with any item or amount shown or reflected in the Computation, the Sellers may, on or prior to the last date of the Review Period, deliver a written notice to the Buyer setting forth, in reasonable detail, each disputed item or amount and the basis for the Sellers' disagreement therewith, together with supporting calculations (the "Dispute Notice"). The Dispute Notice shall set forth the Sellers' position as to the proper amount for each disputed item. If no Dispute Notice is received by the Buyer with respect to the Computation on or prior to the last day of the Review Period, the Computation shall be deemed accepted by the Sellers.

               Within fifteen (15) days after the Buyer's receipt of a Dispute Notice, the Buyer and the Sellers shall endeavor in good faith to resolve the items in dispute with respect to the Computation. If the Buyer and the Sellers are unable to resolve the items in dispute within fifteen (15) days after the Dispute Notice is received by the Buyer, the Buyer and the Sellers shall jointly contact, and shall retain the services of Grant Thorton LLP, (the "Accounting Firm"). The Accounting Firm retained by the Buyer and the Sellers shall conduct a review of the Computation, any related work papers of the Buyer's independent accounting firm with respect to the Computation, the Dispute Notice and any supporting documentation as the Accounting Firm in it sole discretion deems necessary or appropriate, and the Accounting Firm shall conduct such hearings or hear such presentations by the Parties as the Accounting Firm in its sole discretion deems necessary or appropriate. The Accounting Firm shall be bound by the provisions of Sections 1.2(b) and (c) in its determination of the Calculation.

               The Accounting Firm shall, as promptly as practicable and in no event later than thirty (30) days following the date of its retention, deliver to the Sellers and the Buyer a report (the "Adjustment Report") which the Accounting Firm shall, after considering all matters set forth in the Dispute Notice and review of the related materials provided by the Buyer, the Buyer's independent accounting firm and the Sellers, determine what adjustments, if any, should be made to the Computation, subject to the requirement that the Computation be determined in accordance with the provisions of Sections 1.2(b) and (c). The Adjustment Report shall set forth, in reasonable detail, the Accounting Firm's determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Computation, together with supporting calculations. The Sellers shall pay one half, and the Buyer shall pay one half, of the fees and expenses of the Accounting Firm incurred in connection with the matters referred to in this
Section 1.2(e). The Adjustment Report shall be final and binding upon the Buyer and the Sellers.

               (f) Within thirty (30) days after the end of each quarter during the earn-out periods contemplated herein, the Company shall provide the Sellers an unaudited financial report containing the results of operations for the Company for the quarter just ended. At the end of each fiscal year, the Company shall provide to each of the Sellers a copy of the Company's audited financial statements at the same time that the consolidated financial statements containing the Company's financial statements are publicly released. The Company shall provide the Sellers with reasonable access on a confidential basis to the records of the Company's independent accounting firm as they relate to the earn-out calculations after the Company's financial statements and the earn-out calculations have been prepared. All obligations under this Section 1.2(f) shall cease at the end of the West Point Earn-Out Period.

               (g) At the Closing, the amount of cash and cash equivalents on hand in the Company as of the Closing Date in excess of $200,000 shall be paid to the Sellers and the Optionholders. In the event a final audit of the Company's financial statements as of the Closing Date shows that the amounts of cash and cash equivalents on hand in the Company was greater than or less than $200,000, the difference shall be paid by the Buyer to the Sellers or the Sellers to the Buyer, as the case may be, within fifteen (15) days of the delivery of the final audit; provided, however, that no such payment will be made by any Party if it is less than $5,000.

     2.   Closing Matters.

          2.1. The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Coolidge, Wall, Womsley & Lombard, located at 33 West First Street, Dayton, Ohio 45402, effective as of the close of business on October 24, 2003 (the "Effective Date"), at such other date and time as the Buyer and the Sellers shall agree. The date of the Closing is hereinafter referred to as the "Closing Date."

          2.2. Procedures at Closing. The following shall take place at the
Closing:

               (a) The Sellers shall deliver to the Buyer the certificates representing the Shares with appropriate stock power attached and indorsed in blank.

               (b) The Buyer shall pay the amount of $8,750,000 to the Sellers and the Optionholders by wire transfer of funds to the bank accounts designated in writing by the Sellers and the Optionholders to the Buyer prior to Closing.

               (c) The Company shall pay to the Sellers and the Optionholders an amount equal to the total amount of the Company's cash and cash equivalents on the Closing Date in excess of $200,000.

               (d) Each Party shall deliver to the other Party an executed copy of this Agreement, the Transaction Documents (as defined below) and all consents, approvals, authorizations and other such documents required hereunder. "Transaction Documents" shall mean all documents, agreements and consents required to be delivered by each Party hereunder.

     3. Representations and Warranties of the Sellers. Except as otherwise set forth in the disclosure schedules attached hereto, the Sellers jointly and severally represent and warrant to the Buyer as of the Closing Date the items as set forth in this Section 3. No fact or circumstance disclosed to the Buyer shall constitute an exception to the representations and warranties set forth in this Section 3, unless such fact or circumstance is fairly and accurately disclosed in this Agreement or the disclosure schedules attached hereto.

          3.1. Organization. The Company (a) is duly organized, validly existing and in good standing under the laws of the State of New Jersey, (b) has all necessary power and authority to own its assets and to conduct its business as it is currently being conducted; and (c) is duly qualified or licensed to do business and is in good standing in every jurisdiction (both domestic and foreign) where such qualification or licensing is required, except where the failure would not have a material adverse effect on the business, conditions, prospects, properties and results of operations of the Company Schedule 3.1 contains a true and complete listing of the locations of all sales offices, manufacturing facilities, and any other offices or facilities owned or occupied by the Company, and a list of all states where the Company is qualified to do business.

          3.2. Capitalization.

               (a) As set forth on Schedule 3.2(a), the authorized capital of the Company consists of: (i) 2,000,000 shares of voting common stock, without par value, of which 1,259,238 shares are issued and outstanding, (ii) 1,000,000 shares of non-voting common stock, without par value, of which no shares are issued and outstanding, and (iii) options (the "Options") to purchase 84,220 shares of voting common stock, without par value. The Company does not have any other class or series of capital stock authorized, issued or outstanding.

               (b) All of the outstanding Shares has been duly authorized and validly issued, are fully paid and non-assessable, and when sold by the Company were issued in compliance with all applicable laws and regulations concerning the issuance of securities. Except as set forth on Schedule 3.2(a), none of the outstanding Shares were issued in consideration in whole or in part for any contribution, transfer or assignment of the Company Products (as defined below) or any proprietary rights incorporated therein or otherwise related thereto. There are no other shares of the Company's capital stock issued or outstanding, and there are no other options, warrants, conversion privileges or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of capital stock or other securities of the Company. As used herein, "Company Products" shall mean (i) all versions and implementations of any product which (A) has been or is being manufactured, sold, licensed, distributed or marketed by the Company or (B) currently is under development,
(ii) all patents and patent applications, if any, design rights, trade secrets, copyrights, trademarks, trade names, domain names, and other proprietary rights of the Company, and (iii) any services provided by the Company.

               (c) Currently, the only persons holding outstanding Options are listed on Schedule 3.2(c) (the "Optionholders").

          3.3. Power, Authority and Validity.

               (a) Neither the Sellers nor the Company is subject to or obligated under any charter, certificate of incorporation, bylaw or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by or in conflict with the execution and carrying out of this Agreement and the transactions contemplated hereunder and under the Transaction Documents. No consent of any person who is a party to a contract to which the Company is a party, nor consent of any governmental or regulatory authority, is required to be obtained on the part of the Company nor the Sellers to permit the transactions contemplated herein.

               (b) The Sellers are, and will at the Closing be, the lawful owners and registered holders of the number of shares of the Shares listed in
Schedule 1.1(a), which constitute all of the outstanding shares of the Company's capital stock, free and clear of all liens, encumbrances, restrictions and claims of every kind. The Sellers have, and will at Closing have, full and legal right, power, authority and capacity to sell, assign, transfer and convey the Shares so owned by the Sellers pursuant to this Agreement, and the delivery to the Buyer of such Shares held by the Sellers pursuant to the provisions of this Agreement will transfer to the Buyer valid title thereto, free and clear of all liens, encumbrances, restrictions and claims of every kind.

               (c) The Sellers have full and legal right, power, authority and capacity to execute and deliver this Agreement and the Transaction Documents and to carry out the sale of the Shares held by the Sellers and carry out the other transactions contemplated hereby without the need to obtain the consent or approval of any other party. Following the execution of this Agreement, this Agreement and each of the Transaction Documents will constitute the legal, valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with its terms subject to bankruptcy, insolvency, moratorium, fraudulent conveyance, fraudulent transfer and similar laws of general applicability affecting the rights and remedies of creditors and to general principles of equity.

               (d) The Sellers own one hundred percent (100%) of the outstanding capital stock of the Company and, after the Acquisition, the Buyer will own such stock free and clear of any liens, claims or encumbrances.

               (e) The Sellers are not insolvent, bankrupt, or unable to satisfy their obligations as they become due. None of the Sellers has been threatened with or is the subject of any bankruptcy, receivership or similar proceeding involving or affecting the assets of the Sellers. There are no pending or threatened claims against any of the Sellers involving a fraudulent conveyance or fraudulent transfer that could impact the assets of any of the Sellers.

          3.4. Financial Statements.

               (a) The Company has delivered to the Buyer, as of the Closing Date, the Company's (i) audited balance sheets as of December 31, 2002, December 31, 2001 and December 31, 2000 and the related income statements and cash flow statements for the periods ended December 31, 2002, December 31, 2001 and December 31, 2000, (ii) unaudited balance sheet as of September 30, 2003 and the related income statement and cash flow statement for the period ended September 30, 2003, and (iii) any notes relating thereto (collectively, the "Financial Statements"). The Financial Statements are attached hereto as Exhibit 3.4, are complete and correct in all material respects and have been prepared in accordance with DCAA regulations and generally accepted accounting principles consistently applied. The Financial Statements present fairly the financial condition, operating results and cash flows of the Company as of the dates and during the periods indicated therein. Except to the extent reflected or reserved against or disclosed in the Financial Statements, or as listed on Schedule 3.4(a), the Company has no liabilities or obligations of any kind, known or unknown, whether accrued, absolute, contingent or otherwise, other than liabilities incurred in the ordinary course of business consistent with past practices of the Company since September 30, 2003 that will be reflected on the October 24, 2003 balance sheet to be prepared by the Sellers and presented to the Buyer after the Closing in accordance with Section 7.10 hereof.

               (b) No part of any receivable or other amount shown or reflected in the Financial Statements as being due to the Company has been written off, written down, waived or released for an amount less than the book value by the Company.

               (c) Since December 31, 2002, the Company's business has not been materially affected by the loss of any customer, or of any source of supply or by the cancellation or loss of any order or contract nor, to the Sellers' knowledge, are there any circumstances likely to lead thereto.

               (d) The Company's books and records for each and every government contract are maintained in full compliance with the requirements and standards of the Defense Contract Auditing Agency and all other applicable government or agency laws, rules, regulations and requirements.

               (e) The Company has disclosed to the Buyer (i) all significant deficiencies known to the Company in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data and has identified for the Buyer any material weaknesses in internal controls, and, (ii) to the Sellers' knowledge any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's disclosure controls and procedures.

               (f) The Company has disclosed on Schedule 3.4(f) any significant changes in internal controls or in other factors that could significantly affect internal controls during or subsequent to any of the periods covered by the Financial Statements, including any corrective actions taken with regard to significant deficiencies and material weaknesses.

          3.5. Tax Matters.

               (a) The Company has timely filed all Returns (as defined below) required to be filed by it. All such Returns are true and correct and were prepared and filed in the manner required by applicable law. All Taxes (as defined below) due from the Company have been paid. There are no pending audits, assessments, or claims for additional Taxes that have not been paid. All the provisions for Taxes, if any, reflected on the Financial Statements are true and correct and there are no tax liens on any property or assets of the Company other than liens for Taxes not yet due and payable. During the five (5) year period ending on the date hereof, there have been no audits or to the best of the Sellers' knowledge, examinations of any Tax Returns by any applicable governmental agency. To the best of the Sellers' knowledge, for the six (6) year period immediately preceding the Closing, no state of facts exists which would constitute grounds for the assessment of any penalty or of any further Tax liability beyond that shown on the Tax Returns that have been filed or shall be filed for the period ending with the Closing Date, except as indicated in the Financial Statements. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return for any period. As used herein, "Tax" or "Taxes" shall mean any federal, state, local, foreign or other taxes, including, without limitation, income (net or gross), gross receipts, profits, alternative or add-on minimum, franchise, license, capital, capital stock, intangible, services, premium, mining, transfer, sales, use, ad valorem, payroll, wage, severance, employment, occupation, property (real or personal), windfall profits, import, excise, custom, stamp, withholding or estimated taxes, fees, duties, assessments, withholdings or governmental charges of any kind whatsoever (including interest, penalties, additions to tax or amounts with respect to such items). As used herein, "Returns" shall mean all returns, declarations, reports, estimates, information returns and statements of any nature regarding Taxes for any tax period ending on or before the Closing Date and, with respect to any Tax period that includes, but does not end on the Closing Date, the portion of such period that ends on and includes the Closing Date, required to be filed by any person and relating to the income, properties or operations of the Company.

               (b) All Taxes that the Company has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.

               (c) The Company is not a party to any tax-sharing agreement or similar arrangement with any other party.

               (d) The Company is not currently under any contractual, or legal obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any Tax.

               (e) S Status and Section 338(h)(10) Election. The Company has had in effect at all times valid elections under Section 1362 of the Internal Revenue Code of 1986, as amended ("Code"), or its equivalent, and similar provisions of the applicable state laws (where required or allowed) to be taxed as an "S" corporation for all tax years and is eligible to make an election under Section 338(h)(10) of the Code. The Company uses the accrual method of accounting for purposes of financial statement preparation and reporting and the cash basis of accounting for purposes of Tax Return preparation and filing.

          3.6. Absence of Certain Changes or Events. Since December 31, 2002, the Company has not:

               (a) Suffered any adverse change in its financial condition or in the operations of its business or suffered any inadequacy of working capital;

               (b) Suffered any damage, destruction or loss in excess of $10,000, whether covered by insurance or not, affecting its properties or business;

               (c) Granted or agreed to make any increase in the compensation or benefits payable or to become payable by the Company to its officers or employees, except those occurring in the ordinary course of business;

               (d) Except as contemplated herein and set forth on Schedule 3.6(d), declared, or paid any dividend or made any other distribution on or in respect of its shares or redeemed or purchased any of such shares;

               (e) Issued any shares or any warrants, rights, options or entered into any commitment relating to the shares of the Company;

               (f) Made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein;

               (g) Sold, leased or otherwise disposed of any real property or machinery, equipment or other operating property other than in the ordinary course of business;

               (h) Sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright, design right (or pending application for any patent, trademark, design right or copyright) invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other intangible asset except in the ordinary course of its business;

               (i) Engaged in any material activity or entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure) other than in the ordinary course of business;

               (j) Incurred any liabilities except in the ordinary course of business that would be required to be disclosed in financial statements prepared in accordance with generally accepted accounting principles;

               (k) Charged or otherwise encumbered any of its property or assets;

               (l) Made any capital expenditure or commitment for additions to property, plant or equipment individually in excess of $10,000, or in the aggregate, in excess of $25,000, except in the ordinary course of business;

               (m) Except in the ordinary course of business, paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its affiliates, officers, directors or shareholders or any affiliate or associate of any of the foregoing;

               (n) Agreed to take any action described in this Section 3 or outside of its ordinary course of business or, to the Sellers' knowledge, that would constitute a breach of any of the representations and warranties contained herein;

               (o) No order has been made nor has any resolution been passed for the winding up of the Company and, nor is there outstanding any petition for the administration or the winding up of the Company or any receivership of the whole or any part of the assets of the Company. There are no circumstances that would entitle any person to present a petition for the administration or the winding up of the Company or to appoint a receiver or administrator of the whole or any part of its assets. The Company is not insolvent, and the Company has not entered into any scheme of arrangement with respect to insolvency with any of its creditors, including without limitation, a voluntary or involuntary petition for bankruptcy protection.

               (p) Except as set forth on Schedule 3.6(p), since December 31, 2002, the Company has complied with all of the provisions of Sections 7.5(a) through (g).

          3.7. Title and Related Matters.

               (a) Other than in relation to leased assets, each asset included in the Financial Statements and each material asset acquired by the Company since the dates of the Financial Statements is legally and beneficially owned by the Company, free from any charges or encumbrances, and is, where capable of possession, in the possession or under the control of the Company. Such assets constitute all of the assets necessary to conduct the business of the Company.

               (b) All real or personal property leases to which the Company is a party are valid, binding, enforceable and effective in accordance with their respective terms. There is not under any of such leases any existing default of the Company, and to Sellers' knowledge, default of the other parties to such leases or any other event of default or event that, with notice or lapse of time or both, would constitute a default.

               (c) Schedule 3.7(c) contains a description of all real property leased or owned by the Company, describing (i) its interest in said property,
(ii) the remaining term, (iii) monthly and total payment terms, and with respect to the leasehold property, (iv) a description of each parcel and a summary description of the buildings, structures and improvements thereon. True and correct copies of the Company's leases have been provided to the Buyer or its representatives. The Company has good, indefeasible, record and marketable leasehold title to each of the leased properties shown on Schedule 3.7(c), free and clear of all claims, tenants and occupants. The Company is the lawful owner of all improvements and fixtures located on such leased properties, free and clear of all claims. Each lease or other agreement relating to such leased properties is a valid and subsisting agreement, without any default of the Company thereunder and, to the Sellers' knowledge, without any default thereunder of the other party thereto, and such leases and agreements give Company the right to use or occupy, as the case may be, all real properties as are sufficient and adequate to operate the Company's business.

          3.8. Intellectual Proprietary Rights.

               (a) To the Sellers' knowledge, the Company owns, to the extent applicable, all right, title and interest in and to, or valid licenses for use of, all copyrights, design rights, technology, software, software tools, hardware, know-how, processes, trade secrets, trademarks, service marks, trade names, domain names, and other proprietary and intellectual property rights in the United States used, to the extent such use requires ownership or licensing, in the conduct of and material to its business as conducted on the date hereof and the Closing Date and as proposed to be conducted including, without limitation, the technology and all proprietary and intellectual property rights which constitute Company Products, free and clear of all liens, encumbrances (including without limitation distribution rights) or claims (all of which are referred to as "Proprietary Rights"). The foregoing representation as it relates to Third Party Technology (as hereinafter defined) is limited to, and is subject to the terms of, the Company's interest in Third Party Licenses (as hereinafter defined), all of which are valid and enforceable in all material aspects and in full force and effect and which grant the Company such rights to Third Party Technology as are employed in the business of the Company as conducted to the date of this Agreement. The Company holds no patents, trademarks or registered copyrights in any jurisdiction. The Company is the applicant on a provisional patent application for the processor aided firing of small arms system. Schedule 3.8(a) contains an accurate description of (i) all trade names, domain names, and copyrights which constitute Company Products, all applications and registration statements therefor, and a list of all licenses to Company Products where the Company is the licensor, and (ii) a list of all licenses and other agreements with third parties where the Company is the licensee (the "Third Party Licenses") relating to any hardware, software, inventions, technology, know-how, or processes and all intellectual property rights in respect thereof
(A) that the Company has licensed or is otherwise authorized by such third parties to use, market, distribute or incorporate into the Company Products (such software, inventions, technology, know-how and processes and all intellectual property rights in respect thereof are collectively referred to as the "Third Party Technology") and (B) that third parties are licensed or otherwise authorized by the Company to use, market, distribute or incorporate into products distributed by those third parties. To the Sellers' knowledge, all of the Company's trade names or domain name registrations that constitute Company Products, and all of the copyrights that constitute Company Products are valid and in full force and effect, and the consummation of the transactions contemplated hereby will not alter or impair any such rights.

               (b) Neither the Company nor the Sellers has received notice of any claim that has been asserted or threatened against the Company or against any customer of the Company (and the Company and the Sellers are not aware of any claims which are likely to be asserted against the Company or that have been asserted or threatened against others related to the Company or the Company Products) by any person alleging infringement by or challenging the Company's or the Company's customers' use, possession, manufacture, sale or distribution of the Company Products under any patents, trademarks, trade names, domain names, copyrights, design rights, trade secrets, software, technology, know-how or processes utilized by the Company (including, without limitation, the Third Party Technology) or challenging or questioning the validity or effectiveness of any license relating thereto (including, without limitation, the Third Party Licenses). To the Sellers' knowledge, there is no valid basis for any claim of the type specified in the immediately preceding sentence that is likely in any material way to interfere with the continued enhancement and exploitation by the Company of any of the Company Proprietary Rights or the Company Products.

               (c) To the Sellers' knowledge, none of the Company Products or the use or exploitation of any patents, trademarks, trade names, copyrights, design rights, software, hardware, technology, know-how or processes by the Company in its current business, infringes on the rights of, or constitutes misappropriation of any proprietary information or intangible property right of any third person or entity, including, without limitation, any patent, trade secret, copyright, design right, trademark or trade name of any third person. To the Sellers' knowledge, none of the Company's Proprietary Rights is being or has been infringed by any third party.

               (d) Schedule 3.8(d) sets forth all third parties that have been granted by the Company the right to either manufacture, reproduce, distribute, license, market or exploit any of the Company Products or any adaptations, translations, or derivative works based on the Company Products or any portion thereof.

               (e) To the extent material to the operations of the Company, all designs, drawings, specifications, methods, source code, object code, documentation, flow charts and diagrams incorporating, embodying or reflecting any of the Company Products at any stage of their development (the "Company Components") were written, designed, developed and created solely and exclusively by employees of the Company without the assistance of any third party or entity or were created by third parties who have assigned ownership of their rights to the Company by means of confidentiality and invention assignment agreements or otherwise licensed the same to the Company pursuant to the Third Party Licenses, true and correct copies of which third-party assignments and Third-Party Licenses have been delivered to the Buyer and each of the third party assignments and Third Party Licenses are listed on Schedule 3.8(e). The Company has required all the employees listed on Schedule 3.8(e) to sign a confidentiality and assignment of invention agreement. The Company has at all times disclosed or otherwise dealt with trade secrets and other confidential information relating to the Company Products in a manner that is consistent with prudent practices in the same industry.

               (f) No employee of the Company is in violation of any term of any confidentiality and invention assignment agreement, whether written or oral, and has not made any claim of ownership concerning any Company Product or the Company Components.

               (g) No product liability or warranty claims have been communicated to or asserted against the Company nor, to the Sellers' knowledge, is there any specific situation, set of facts or occurrence that provides a basis for such claim.

               (h) Except with regard to any contractual restrictions on assignment contained in the Customer Contracts disclosed in Schedule 3.8(h), none of the Proprietary Rights are subject to any restrictions of use or ownership that would require consent of third parties to the Acquisition or which would give a contractual or legal right to any third party to alter such right as a result of the Acquisition.

               (i) To the knowledge of the Sellers, no one has challenged the use by the Company of the name "Vitronics."

          3.9. Bank Accounts. Schedule 3.9 sets forth the names and locations of all banks, trusts, companies, savings and loan associations, and other financial institutions at which the Company maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom. No overdraft or other financial facilities available to or drawn by the Company are or will at the Closing be secured by, or dependent on, any guarantee or security provided by any Sellers or any other third party.

          3.10. Contracts.

               (a) Schedule 3.10(a) contains a list of all agreements, contracts, subcontracts, teaming agreements and commitments that provide for the sale, licensing or distribution by the Company of any of its products, inventions, technology, know-how, trademarks or trade names or the provision of services by the Company, true and correct copies of which have been provided to the Buyer, together with all correspondence or other written communications affecting such agreements, contracts, subcontracts, teaming agreements and commitments.

               (b) Except for any payments or expenditures paid or received pursuant to any of the agreements, contracts, subcontracts, teaming agreements or commitments listed on Schedule 3.10(a), Schedule 3.10(b) contains a list of all agreements, contracts or commitments that call for fixed and/or contingent payments or expenditures by or to the Company of more than $10,000, true and correct copies of which have been provided to the Buyer.

               (c) Except as set forth on Schedule 3.10(c), the Company has no purchase agreement, contract or commitment that calls for purchases in excess of the normal, ordinary and usual requirements of the Company's business and which require fixed and/or contingent payment by the Company in excess of $25,000 within a one-year period.

               (d) There is no outstanding service, sales, purchase, lease or licensing contract, subcontract, commitment or proposal of the Company that is currently expected to result in any loss to the Company (before allocation of overhead and administrative costs) upon completion or performance thereof.

               (e) Except as set forth on Schedule 3.10(e), the Company has no outstanding agreements, contracts or commitments with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors, dealers or other contractors that are not terminable by the Company at its option on notice of not longer than thirty (30) days and without liability, penalty or premium.

               (f) The Company is not a party to any collective bargaining or other agreements, contracts, arrangements or commitments with any trade union or employees' organization.

               (g) Except as set forth on Schedule 3.10(g), the Company is not restricted by agreement or otherwise from competing with any person or from carrying on its business anywhere in the world.

               (h) The Company is under no liability or obligation, and no such outstanding claim has been threatened or made, with respect to the rejection of or objection to services or deliverables provided by the Company to any customer or prime contractor, or return to the Company of inventory or merchandise in the possession of wholesalers, distributors, retailers, or other customers or prime contractors. Furthermore, no third party, prime contractor or customer of the Company has sought, or intends to seek, indemnification from the Company for any reason.

               (i) The Company is not liable for and has not guaranteed any obligations of other persons or made any agreements to acquire or guarantee any obligations of other persons.

               (j) The Company has no outstanding loan or advance to any person; nor is it party to any line of credit, standby financing, revolving credit or other similar financing arrangement of any sort that would permit the borrowing by the Company of, or make the Company liable for, any sum not reflected in the Financial Statements.

               (k) All material contracts to which the Company is a party are valid, binding, in full force and effect and enforceable by the Company in accordance with their respective terms. Except as set forth on the Schedule 3.10(k), no such material contract contains any liabilities for consequential damages, including lost profits, liquidated damages, penalty or similar provision. To the Sellers' knowledge, no party to any such material contract intends to cancel, withdraw, modify or amend such contract. The Company is not a party to any third party's purchase order and has not agreed to any terms and conditions that appear on a third party's purchase order.

               (l) Schedule 3.10(l) lists all material agreements pursuant to which the Company has agreed to manufacture for or supply to any third party any of the Company Products or components thereto, true and correct copies of which have been provided to the Buyer. Schedule 3.10(l) lists each person who manufactures for or supplies to the Company any material product or component included in the Company Products or is the sole source for any product or component included in the Company Products.

               (m) The Company is not in default under or in breach or violation of, nor is there any valid basis for any claim of default by the Company under, or breach or violation by the Company of, any agreement, contract, subcontract, commitment or restriction to which the Company is a party or to which it was a party in the past. To the knowledge of the Sellers, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any material contract, subcontract, commitment, or restriction to which the Company is bound.

               (n) No material agreements, contracts, subcontracts and commitments to which the Company is a party contain provisions that would require the consent of third parties to the Acquisition or that would give a contractual or legal right to alter the current terms thereof or interfere in any way with the Company's rights thereunder as a result of the Acquisition. No prime contracts to which the Company is not a party, but with respect to which the Company has been designated or is acting as a subcontractor contain provisions that would require the consent of third parties to the Acquisition or that would give a contractual or legal right to alter the current terms of the Company's subcontract or interfere in any way with the Company's rights under the subcontract as a result of the Acquisition.

          3.11. Orders, Commitments and Returns. All accepted and unfilled orders entered into by the Company for the sale or license of any the Company Products, and all agreements, contracts, or commitments for the purchase of supplies or service by the Company, were made in the ordinary course of business. No outstanding purchase or outstanding lease commitment of the Company is in excess of the normal, ordinary and usual requirements of its business.

          3.12. Compliance With Other Instruments and Laws. The Company is (a) not in violation of any provisions of its Certificate of Incorporation or By-laws as currently in effect and (b) to the Sellers' knowledge, in compliance with all applicable laws and regulations, including without limitation, those relating to the importation or exportation of its products. Neither the Company nor any of its employees has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction over the Company.

          3.13. Labor Difficulties; No Discrimination.

               (a) The Company is not in violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including, without limitation, those relating to the designation and treatment of exempt and non-exempt employees.

               (b) There is no strike, labor dispute, slowdown, or stoppage actually pending or threatened against the Company.

               (c) The Company has not experienced any material labor disputes or industrial action.

               (d) There is and has been within the past two (2) years no claim against the Company based on actual or alleged race, age, sex, disability, harassment or discrimination, or similar tortuous conduct, nor, to the Sellers' knowledge, is there any basis for any such claim within the applicable statutes of limitations.

               (e) There is no unfunded prior service cost with respect to any bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, or other employee benefit or fringe benefit plans, whether formal or informal, maintained by the Company.

               (f) To the Sellers' knowledge, no circumstances have arisen under which the Company is likely to be required to pay damages for wrongful dismissal, to make any statutory redundancy payment or any payment in respect of unfair dismissal, to make any other payment or to reinstate or re-engage any former employees. There are no pending or to the

Sellers' knowledge threatened claims of any type against the Company by any existing or former employees.

               (g) Schedule 3.13(g) contains details of:

                    (i) The total number of the Company's current employees (including any such on maternity leave or absent because of disability or other long-term leave of absence and who have or may have a right to return to work with the Company);

                    (ii) The name, date of start of employment, period of continuous employment (if different), status of visas, salary and other benefits of each such employee; and

                    (iii) The terms of the contract of each director, officer and employee of the Company.

               (h) Except as set forth on Schedule 3.13(h), the Company does not have and is not proposing to introduce a share incentive, option, profit sharing, bonus or other incentive scheme for any unfunded obligations accruing for the benefit of any of its directors, officers or employees.

          3.14. Trade Regulation. All of the prices charged by the Company in connection with the marketing or sale of any products or services have been in compliance with all applicable laws and regulations. No claims have been communicated or, to the Sellers' knowledge, threatened against the Company with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and, to the Sellers' knowledge, there are no specific facts likely to provide any basis for any such claim.

          3.15. Insider Transactions. No affiliate of the Company has any interest in (a) any material equipment or other property, real or personal, tangible or intangible, including, without limitation, any item of intellectual property, used in connection with or pertaining to the business of the Company, or (b) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of products of the Company.

          3.16. Independent Contractors and Consultants. Schedule 3.16 lists and describes all currently effective agreements with independent contractors or consultants engaged by the Company and which relate to the Company Products. True and correct copies of all such written agreements have been provided to the Buyer.

          3.17. Insurance.

               (a) Schedule 3.17(a) is a correct and complete list of insurance policies of any kind or nature presently applicable to or covering the operations and real and tangible property of the Company, including, without limitation, policies of life, disability, fire, theft, casualty, product liability, workman's compensation, business interruptions, employee fidelity, and other casualty and liability insurance indicating the type of coverage, name of insured, the issuer, the premium, the expiration date of each policy and the amount of coverage. The operations, assets and real and tangible properties of the Company are insured with sufficient coverage with responsible insurers against the usual and normal hazards and liabilities of the character usually insured against by companies in the same or similar business. All such policies are in full force and effect, and the Company has not received any notice of cancellation in respect of insurance coverage.

               (b) Schedule 3.17(b) lists all claims, which (including related claims which in the aggregate) exceed $25,000 and which have been made by the Company in the last three years under any workers' compensation, general liability, property, directors' and officers' liability or other insurance policy applicable to the Company or any of its properties. Except as set forth on Schedule 3.17(b), there are no pending or threatened claims under any insurance policy. Such claim information includes the following information with respect to each accident, loss, or other event: (i) the identity of the claimant; (ii) the nature of the claim; (iii) the date of the occurrence; (iv) the status as of the report date; and (v) the amounts paid or expected to be paid or recovered.

          3.18. Litigation. Except as set forth on Schedule 3.18 hereto, (a) there is no action, suit, dispute, investigation, proceeding or claim pending or, to the best knowledge of the Sellers, threatened against or affecting the Company, or its properties or rights, or its business, before any court, administrative agency, governmental body, arbitrator, mediator or other dispute resolution body, and the Sellers are not aware of any facts or circumstances which may give rise to any of the foregoing, (b) all of the proceedings pending or threatened against the Company are fully covered by insurance policies (or other indemnification agreements with third parties) and are being defended by the insurers (or such third parties), (c) the Company is not subject to any order, judgment, decree, injunction, stipulation, or consent order of or with any court or other governmental agency, and (d) the Company has not entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which the Company has any continuing obligation. There are no pending suits, actions or proceedings or, to the Sellers' knowledge, any threatened suits, actions or proceedings against any customer of the Company regarding the Company Products.

          3.19. Governmental Authorizations and Regulations. The Company has all necessary licenses, franchises, permits and other governmental authorizations, all of which are valid and sufficient for the business presently carried on by the Company.

          3.20. Subsidiaries. The Company has no subsidiaries. Except as set forth on Schedule 3.20, the Company has never owned or controlled (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, general or limited partnership, firm, association, joint venture, project group, or business organization, and the Company has never controlled (directly or indirectly) the management or policies of any other corporation, partnership, firm, association or business organization.

          3.21. Compliance with Laws. The Company has obtained all permits, licenses and other authorizations that are required to be obtained by it under all applicable laws, including, but not limited to, laws relating to pollution, protection of the environment or human health, laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes. The Company is in material compliance with all terms and conditions of such permits, licenses and authorizations. The Company is not aware of, nor has the Company received written or oral notice of, any conditions, circumstances, activities, practices, incidents, or actions that may form the basis of any claim, action, suit, proceeding, hearing, or investigation of, by, against or relating to the Company or any person or entity (including, without limitation, any predecessor or the Company) whose liability the Company may have retained or assumed either contractually or by operation of law, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substance, material or waste. To the Sellers' knowledge, there are not, and have not been in the past, any underground tanks or underground improvements at, on or under any property leased or owned by the Company, including without limitation, treatment or storage tanks, sumps, or water, gas or oil wells. No polychlorinated biphenyls (PCBs), asbestos, or formaldehyde or material containing urea formaldehyde have been used, deposited, stored or disposed of released or otherwise located at on or under any property leased or owned by the Company. True, complete and correct copies of all environmentally related assessments, audits, investigations, studies, analyses, tests, sampling or monitoring results or similar reports in the possession of or available to the Company or the Sellers and relating to any property leased or owned by the Company have been provided to the Buyer.

          3.22. Corporate Documents. The Company has furnished to the Buyer for its examination: (a) copies of its Certificate of Incorporation and By-laws; (b) its minute book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders, the board of directors and any committees thereof; (c) all material permits, orders, and consents issued by any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders, and consents; and (d) the register of shareholders and other stock ledgers and registers of the Company setting forth all issuances and transfers of its shares since incorporation. All such books and registers and other corporate records of the Company are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the laws of all applicable jurisdictions.

          3.23. No Brokers. Except for the Geneva Companies Inc., neither the Company nor any of the Sellers is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

          3.24. Employee Benefit Plans.

               (a) Schedule 3.24(a) hereto sets forth a complete and accurate list of each plan, program, arrangement, agreement or commitment that is an employment, consulting or deferred compensation agreement (whether or not funded or qualified), or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or vacation or other employee benefit plan, program, arrangement, agreement or commitment (individually a "Plan" and collectively, the "Plans"), including, without limitation, each employee benefit plan (as defined under Section 3(3) of "ERISA" maintained by the Company or any trade or business (whether or not incorporated) which, together with such persons, would be ERISA Affiliates or to which any ERISA Affiliate contributes or has any obligation to contribute to, or has or may have any liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar agreement). Each Plan is identified on Schedule 3.24(a), to the extent applicable, as one or more of the following: an "employee pension plan" (as defined in Section 3(2)(A) of ERISA), an "employee welfare plan" (as defined in
Section 3(1) of ERISA), or as a plan intended to be qualified under Section 401 of the Code. "ERISA Affiliates" means, collectively, such persons, as would be treated as a single employer under Title IV of ERISA or Section 414 of the Code.

               (b) The Company has complied, and currently is in compliance, in all respects with all laws and regulations applicable to the Plans, including, without limitation, ERISA, the Code and the U.S. Department of Labor.

               (c) No ERISA Affiliate has maintained, adopted or established, contributed to or been required to contribute to, or otherwise participated in or been required to participate in, any employee benefit plan or other program or arrangement subject to Title IV of ERISA (including, without limitation, a "multi-employer plan" (as defined in Section 3(37) of ERISA), a multiple employer plan (as defined in Section 210 of ERISA) and a defined benefit plan (as defined in Section 3(35) of ERISA)).

               (d) Except as set forth on Schedule 3.24(d), the Company does not provide or may not be required to provide and no Plan, other than a Plan that is an employee pension benefit plan (within the meaning of Section 3(2)(A) of ERISA), provides or may be required to provide benefits, including, without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees of the Company beyond their retirement or other termination of service with the Company (other than (i) coverage mandated by applicable law, (ii) deferred compensation benefits accrued as liabilities on the books of Company, or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary)). No ERISA Affiliate maintains any Plan under which any employee or former employee of any of the ERISA Affiliates may receive medical benefits which cannot be modified or terminated by the ERISA Affiliates at any time without the consent of any person, and no employees or former employees of the ERISA Affiliates will have any claim in respect of such benefits as of the Closing Date.

               (e) The transactions contemplated hereby will not result in (i) any portion of any amount paid or payable by the Company to a "disqualified individual" (within the meaning of Section 280G(c) of the Code and the regulations promulgated thereunder), whether paid or payable in cash, securities of the Company or otherwise and whether considered alone or in conjunction with any other amount paid or payable to such a "disqualified individual," being an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code and the regulations promulgated thereunder, (ii) any employee of the Company being entitled to severance pay, unemployment compensation, or any other payment from the Company, (iii) an acceleration of the time of payment or vesting, or an increase in the amount of compensation due to any such employee or former employee, or (iv) any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

               (f) No ERISA Affiliate has incurred any liability with respect to any Plan under ERISA (including, without limitation, Title I or Title IV thereof, other than liability for premiums due to the Pension Benefit Guaranty Corporation), the Code or other applicable law, which has not been satisfied in full or been accrued on the Financial Statements, pending full satisfaction, and no event has occurred, and there exists no condition or set of circumstances, which could result in the imposition of any liability under ERISA, the Code or other applicable laws or regulations with respect to any Plan.

               (g) With respect to each Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, and, except as set forth on Schedule 3.24(g), as of the Closing Date there will be no liability of any of the ERISA Affiliates under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

               (h) None of the ERISA Affiliates has made any contribution to any Plan that may be subject to any excise tax under Section 4972 of the Code.

               (i) Any and all Plans which are pension plans within the meaning of Section 3(2) of ERISA ("Pension Plans") and which are intended to be qualified plans under Sections 401 and 501 of the Code, have remained qualified under the Code since inception and have been determined by the Internal Revenue Service (the "IRS") to be so qualified, and the IRS has taken no action to revoke such determination or qualification.

               (j) Except as set forth in Schedule 3.24(j), all reports and disclosures relating to the Plans required to be filed with or furnished to governmental agencies, plan participants or plan beneficiaries have been or will be filed or furnished in accordance with applicable law in a timely manner.

               (k) There are no actions, suits or claims (other than routine claims for benefits) pending, or, to the best of the Sellers' knowledge, threatened against any Plan or against the assets funding any Plan.

               (l) Other than applications for determination, no action is pending with respect to the Plans before the IRS, the U.S. Department of Labor or before any state or local governmental agency.

               (m) No act or omission constituting a breach of fiduciary duties has occurred with respect to the Plans or the assets thereof which could subject the Company, Buyer or their assets, either directly or indirectly, to any liability.

               (n) None of the Plans of the Company constitute a "defined benefit plan" as defined in Section 3(35) of ERISA.

               (o) The Sellers will deliver to the Buyer prior to the Closing Date true and complete copies of: (i) all documents governing the Plans, including, without limitation, all amendments thereto which will become effective at a later date; (ii) the latest IRS determination letter obtained with respect to each of the Pension Plans; (iii) Form 5500 for the most recent completed plan year for each of the Plans, together with all schedules forming a part thereof; (iv) annuity contracts funding obligations of any Plan; (v) all employment manuals; and (vi) insurance policies or contracts with respect to the Plans.

          3.25. Accounts Receivable and Advances. Schedule 3.25 contains a true and accurate schedule of all accounts receivable (the "Accounts Receivable") and all loans and advances received by or made to third parties by (individually an "Advance" and collectively, the "Advances") the Company. Except as disclosed on
Schedule 3.25, (a) each Account Receivable of the Company represents a sale made in the ordinary course of business other than to affiliates and which arose pursuant to an enforceable written contract for a bona fide sale of goods or for services performed, and the Company has performed all of its obligations to perform the services to which such Account Receivable relates, (b) no Accounts Receivable or Advance, in each case in excess of $1,000, is subject to any claim for reduction, counterclaim, set-off, recoupment or other claim for credit, allowances or adjustments by the obligor thereof, and (c) except as reserved against in the Financial Statements, all Accounts Receivable and Advances are collectible in full within one hundred eighty (180) days of their origination. To the extent that the Buyer makes a claim for indemnification against the Sellers for any Accounts Receivable that are not collected within such time period and such Accounts Receivable are collected at a later date by the Company, the Buyer will reimburse the Sellers for the amount that the Sellers paid to the Buyer in connection with such claim.

          3.26. Accuracy of Statements. None of the information supplied by the Company or the Sellers to the Buyer in this Agreement or any schedule or exhibit hereto, or in any statement, list, or document furnished or to be furnished to the Buyer does contain or will contain any untrue statement of a fact or does omit or will omit to state a fact necessary to make the statements contained herein, in light of the circumstances in which they are made, not materially misleading. Copies of any documents furnished or to be furnished by the Company or the Sellers or any of its representatives to the Buyer or any of its representatives hereunder are and will be true, correct and complete copies. To the knowledge of the Sellers, there is no fact which adversely affects and there is no fact existing on or prior to the Closing Date which, under current circumstances, is likely in the future to adversely affect, the Company, its operations or its properties in any respect which has not been set forth or referred to in this Agreement.

          3.27. Company Transactions. Except as set forth on Schedule 3.27, the Company has entered into all transactions with the Sellers or other related parties on an arms length basis.

          3.28. Manufacturing Business. Schedule 3.28 contains a complete listing and description of all assets of the Company used or relating to the Company manufacturing operations (i.e., the prototype and production of mechanical and electrical components for ground platforms for government and commercial customers, including the fabrication and testing of electrical cables and wire harnesses, transit systems and sheet metal, as well as related engineering design and drafting, material control/inventory, quality assurance, and shipping of end products) conducted at the Company's facility located at 20-22 Meridian Road, Eatontown, New Jersey or elsewhere (the "Manufacturing Business"), and a complete listing and description of all liabilities or other obligations of the Company relating to the Manufacturing Business. Except for the liabilities listed on Schedule 3.28, the Company has no liabilities or obligations of any kind, known or unknown, whether accrued, absolute, contingent or otherwise, that relate to the Manufacturing Business.

          3.29. Stock Purchase and Redemption (May 2002). The representations with respect to the Company that were contained in Section 7 of the Stock Purchase and Redemption Agreement dated as of May 13, 2002 among the Company and the other parties thereto were true and correct when made.

     4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers at the date hereof as set forth below:

          4.1. Power, Authorization and Validity. The Buyer has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution and delivery of this Agreement and the other Transaction Documents have been, or will have been prior to the Closing, duly and validly approved and authorized by the board of directors of the Buyer. No authorization or approval, governmental or otherwise, is necessary in order to enable the Buyer to enter into and to perform the terms of this Agreement or the other Transaction Documents on its part to be performed. This Agreement is, and the other Transaction Documents when executed and delivered by the Buyer shall be, the valid and binding obligations of the Buyer enforceable in accordance with their respective terms.

          4.2. No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or result in a material breach or violation of, any provision of the Buyer's Articles of Incorporation, or its Code of Regulations , as currently in effect, any material instrument or contract to which the Buyer is a party or by which it is bound, or any federal, state or local judgment, writ, decree, order, statute, rule or regulation applicable to it, the violation of which would have a material adverse effect.

          4.3. Securities Act. The Buyer acknowledges that the Shares has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and are being acquired by it in a transaction exempt from the registration requirements thereof. The Buyer is acquiring the Shares for its own account for the purpose of investment and not with a view to any distribution, or participation in any distribution, of the Shares. The Buyer will not offer, sell, transfer or otherwise dispose of any Shares or any interest therein except in accordance with the Securities Act.

     5. Buyer's Conditions to Closing. The Buyer's obligations under this Agreement are subject to the fulfillment or waiver as of the Closing of the following conditions:

          5.1. Representations and Warranties Correct. The representations and warranties made by the Sellers in Section 3 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the date hereof and on the Closing Date with the same force and effect as if they had been made on and as of said dates.

          5.2. No Adverse Change. There shall not have occurred any material adverse change in the financial condition, properties, assets (including the Company Products and any other intangible assets), liabilities, business, operations, or results of operations or prospects of the Company from the date hereof to the Closing Date.

          5.3. No Litigation. There shall not be pending any legal proceeding:
(a) challenging or seeking to restrain or prohibit the consummation of the Acquisition or any of the other transactions contemplated by this Agreement or the Transaction Documents; (b) relating to the Acquisition and seeking to obtain from the Buyer or the Company any damages or other relief that would be material to the Buyer or the Company; (c) seeking to prohibit or limit in any respect the Buyer's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the Shares; or (d) which would affect adversely the right of the Buyer or the Company to (i) own the assets of the Company, (ii) own the Company Products (including any intangible assets), or (iii) operate the business of the Company.

          5.4. Third Party Consents. All consents or approvals required to be obtained in connection with the Acquisition and the other transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

          5.5. Performance of Obligations. The Sellers shall have performed and complied in all respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing.

          5.6. Certificate of Sellers. The Buyer shall have received a certificate executed on behalf of the Company by the Sellers and the officers of the Company certifying that the conditions set forth in this Section 5 and
Section 7 hereof have been satisfied.

          5.7. Termination of Options. Each of the Optionholders shall enter into an agreement pursuant to which all the Options shall terminate at Closing and a release of all claims against the Company with respect to the Options in form and substance acceptable to the Buyer.

          5.8. Employment Agreements. Michael A. Cinque and Frank C. Muzzi shall each execute an Employment Agreement in substantially the form attached hereto as Exhibit 5.8. The existing employment agreements between the Company and each of Michael A. Cinque and Frank C. Muzzi shall terminate as of the Closing Date, and no terms or conditions of such agreements shall survive termination.

          5.9. Intentionally omitted.

          5.10. Sellers' Authority. The Sellers shall have full legal authority to sell the Shares to the Buyer and to consummate the transactions under this Agreement and under the Transaction Documents.

          5.11. Regulatory Approvals. The Company, the Sellers and the Buyer, as required, shall have obtained all regulatory approvals necessary to the consummation of the Acquisition.

          5.12. Dividends and Bonuses. During the period beginning October 1, 2003 and ending on the Closing Date, the Company shall not have (a) declared or distributed cash dividends to the holders of the Shares, and (b) paid bonuses to its employees except as disclosed on Schedule 5.12.

          5.13. Opinion. The Buyer shall have received an opinion from counsel for the Company and the Sellers, satisfactory to the Buyer, as to matters set forth on Schedule 5.13.

          5.14. Securities Laws. All the transactions contemplated under this Agreement and the Transaction Documents shall comply with applicable federal and state securities laws.

          5.15. Divestiture of Manufacturing Business. Immediately prior to the Closing, the Company shall have consummated the sale or transfer of all of the assets that comprise the Manufacturing Business to a third party (the "Purchasing Entity") or an entity formed and owned by the Sellers ("Newco") on terms and conditions that are reasonably satisfactory to the Buyer, and the Purchasing Entity or Newco and the Sellers shall have assumed all of the obligations of the Company relating to the Manufacturing Business, whether known or unknown, whether accrued, absolute, contingent or otherwise (the "Manufacturing Liabilities") on terms and conditions reasonably satisfactory to the Buyer.

          5.16. Resignations. The directors and officers of the Company shall resign their positions as of the Closing Date, other than Michael A. Clinque and Frank C. Muzzi who shall remain as officers of the Company.

          5.17. Payment of Debt and Lien Releases. At the Closing, the Sellers shall repay all of the Company's outstanding indebtedness to its secured lender and cause the immediate release of all liens against the Company's assets securing that indebtedness. Prior to Closing, the Company shall pay the bonuses disclosed in Schedule 3.6(p) in the amount of $370,300.

          5.18. Assignment of Patent Application. Prior to Closing, the Company shall obtain an assignment of the patent application described in Section 3.8(a).

          5.19. Consulting Agreements. At the Closing, the Consulting Agreements between the Company and each of Winston J. Brayne and Louis D. Bennett, Jr. shall terminate and the Company shall have no further obligations under such agreements after the Closing Date.

     6. Sellers' Conditions to Closing.

          The Sellers' obligations under this Agreement are subject to the fulfillment or waiver as of the Closing of the following conditions:

          6.1. Representations and Warranties Correct. The representations and warranties made by the Buyer in Section 4 hereof shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of said date.

          6.2. Employment Agreements. The Company shall execute an Employment Agreement with each of Michael A. Cinque and Frank C. Muzzi, respectively, in substantially the form attached hereto as Exhibit 5.8.

          6.3. Certificate of President. The Sellers shall have received a certificate executed on behalf of the Buyer by its president certifying that the conditions set forth in this Section 6 and Section 7 have been satisfied.

          6.4. Performance of Obligations. The Buyer shall have performed and complied in all respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

          6.5. Board Approval. The board of directors of the Buyer shall have approved this Agreement and the Transaction Documents.

          6.6. Opinion. The Sellers shall have received an opinion from counsel for the Buyer, satisfactory to the Sellers, as to matters set forth on Schedule 6.6.

     7. Mutual Covenants.

          7.1. Confidentiality. The Parties agree that the terms and conditions of the Confidentiality Agreement dated May 9, 2003 between the Buyer and the Company, a copy of which is attached as Exhibit 7.1, will remain in full force and effect.

          7.2. Public Announcement. The Parties shall make no public announcement concerning this Agreement prior to Closing without the prior written consent of all of the other Parties. A Party may make disclosure if required or, in the reasonable judgment of such Party or his or its counsel, advisable under applicable law or regulation or any applicable rules and regulations of a national securities exchange.

          7.3. Tax Returns. For all periods up to and including the Effective Date, the Sellers shall have the exclusive authority to prepare and file, or cause to be prepared and filed, all Tax Returns previously unfiled by the Company for such periods, provided, however, that no such Tax Returns shall be filed without the prior written consent of the Buyer, which consent shall not be unreasonably withheld. After the Closing Date, the Buyer shall have the exclusive authority to prepare and file, or cause to be prepared and filed, all Tax Returns of the Company. The Buyer may amend any previously filed returns upon the Sellers' written consent. From the date of this Agreement and prior to the Closing, neither the Sellers nor the Company nor any person acting on their or its behalf shall file or cause to be filed any amended Return without the prior written consent of the Buyer, which consent shall not be unreasonably withheld. Sellers shall be responsible for paying all Taxes relating to the Company through the Closing Date, including those relating to the final Closing Date tax return prepared on the accrual basis.

          7.4. Further Assurances. Following the Closing, each Party agrees to cooperate fully with the other Parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other Party at that other Party's cost to give effect to the transactions described herein and contemplated hereby. Sellers will use best efforts to cooperate with the Buyer and to discuss the Financial Statements, the internal controls of the Company and the disclosure controls and procedures of the Company in connection with the Buyer's efforts to comply with the rules and regulations affecting public companies, including without limitation, the Sarbanes-Oxley Act of 2002 and any rules and regulations relating thereto.

          7.5. Conduct of the Company's Business. The Sellers covenant and agree that, prior to the Closing Date, unless the Buyer shall otherwise consent in writing or as otherwise expressly contemplated by this Agreement:

               (a) Except for any sale or winding down of the Company's manufacturing facility expressly permitted under the terms of this Agreement, the business of the Company shall be conducted only in, and the Company shall not take any action except in, the ordinary course of business consistent with past practice and the Company shall use its best efforts to preserve intact its present business organization, keep available the services of its current officers and employees, maintain its assets (other than those permitted to be disposed of hereunder) in good repair and condition, maintain its books of account and records in the usual, regular and ordinary manner and preserve its goodwill and ongoing business;

               (b) The Company shall not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber (A) any capital stock of the Company, or (B) any property or assets of the Company except inventory and immaterial assets in the ordinary course of business consistent with past practice; (ii) amend or propose to amend its Certificate of Incorporation or By-laws; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares except with the written consent of the Buyer; (iv) redeem, purchase, acquire or offer to acquire any shares of its capital stock; or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (b);

               (c) Except for any sale or winding down of the Company's manufacturing facility expressly permitted under the terms of this Agreement, the Company shall not (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any amount of assets; (iii) incur or guarantee any indebtedness for borrowed money or refinance any such indebtedness or issue or sell any debt securities; (iv) enter into or modify any contract, lease, agreement or commitment, or permit or perform any act that would cause a breach of any such contract, lease, agreement or commitment; (v) terminate, modify, assign, waive, release or relinquish any contract rights or amend any rights or claims; (vi) discharge or satisfy any claim or settle or compromise any claim, action, suit or proceeding pending or threatened against the Company, or, if the Company may be liable or obligated to provide indemnification, against the Company's directors or officers, before any court, governmental agency or arbitrator;
(vii) make any loans, advances or capital contributions to or investments in, any other person, (viii) alter through merger, liquidation, reorganization, restructuring or in any other manner the corporate structure or ownership of the Company; or (ix) violate or fail to perform, in any respect, any obligation imposed upon the Company by any applicable laws, orders or decrees, ordinances, government rules or regulations or conciliation agreements;

               (d) The Company shall not grant any increase in the salary or other compensation of its directors, officers or employees, except reasonable salary increases, in the case of employees who are not directors or executive officers of Company, in the ordinary course of business consistent with past practice, or grant any bonus to any employee or enter into any employment agreement or make any loan to or enter into any transaction of any other nature with any employee of the Company, except reasonable bonuses in the ordinary course of business consistent with past practice;

               (e) The Company shall not take any action to institute any new severance or termination pay practices with respect to any directors, officers or employees of the Company or to increase the benefits payable under its severance or termination pay practices;

               (f) The Company shall not adopt or amend, in any respect except as disclosed in writing to Buyer, any Plan; and

               (g) The Company shall use its best efforts, to the extent not prohibited by the foregoing provisions of this Section 7.5, to maintain its relationships with its suppliers and customers or clients and others having business dealings with it, and if and as requested by the Buyer, (i) the Company shall use its best efforts to make reasonable arrangements for representatives of the Buyer to meet with customers and suppliers of the Company, and (ii) the Company shall schedule, and the management of the Company shall participate in, meetings of representatives of the Buyer with employees of the Company.

          7.6. Exclusivity. The Parties agree that the terms and conditions of the letter agreement dated August 14, 2003, a copy of which is attached as
Exhibit 7.6, shall remain in full force and effect.

          7.7. Section 338(h)(10).

               (a) Buyer and Sellers agree, with respect to the acquisition of the Shares pursuant to this Agreement, to prepare and file the election provided by Section 338(h)(10) of the Code and any comparable election under state, county, or local law (collectively and separately the "Election"). Each Party shall provide to the other all information necessary to permit the making of the Election. Buyer and Sellers shall, no later than thirty (30) days prior to the last date for filing a timely Election, execute and file Internal Revenue Service Form 8023 and all other forms, returns, elections, schedules and documents as may be required to effect and preserve a timely Election.

               (b) In connection with the Election and no later than thirty (30) days prior to the last date for filing a timely Election, Buyer and Sellers shall act together in good faith to (i) determine and agree upon the amount of the "adjusted grossed-up basis" of the Company's assets (within the meaning of Treasury Regulations adopted under Section 338(h)(10), and (ii) agree upon the proper allocation of the adjusted grossed-up basis among the Company's assets in accordance with the Code and the Treasury Regulations promulgated thereunder (the "Allocation"). Unless otherwise agreed to by the parties, the Allocation shall be determined based upon the approach as indicated on Schedule 7.7(b) and the calculations of the adjusted grossed-up basis and the Allocation shall not include the respective legal, accounting and other fees or costs incurred by each of Buyer and Sellers as a result of the transactions contemplated by this Agreement ("Transaction Costs"). The Sellers shall calculate the gain or loss, if any, resulting from the Election in a manner consistent with the Allocation and the amount of the adjusted grossed-up basis and will not take any position inconsistent with the Election, the Allocation or the amount of the adjusted grossed-up basis in any tax return or otherwise; provided, however, that Sellers shall be entitled to take into account their Transaction Costs when calculating such gain or loss. Buyer shall allocate the adjusted grossed-up basis among the Company's assets in a manner consistent with the Allocation and will not take any position inconsistent with the Election, the Allocation or the amount of the adjusted grossed-up basis in any tax return or otherwise; provided, however, that the Buyer shall be entitled to add its Transaction Costs to the adjusted grossed-up basis for purposes of allocating such adjusted grossed-up basis among the Company's assets.

               (c) Upon making the Election, Buyer shall pay to Sellers as additional consideration for the Shares, and shall hold the Sellers harmless from, the amount, if any, of (i) the Sellers' additional tax liability attributable to the making of the Election (i.e. the excess, if any, of each Seller's tax liability resulting from the application of Section 338(h)(10) over the Seller's tax liability that would have resulted from the sale of the Seller's Shares in the absence of the Election or attributable to an election under state, local or foreign law similar to the election available under
Section 338(h)(10) of the Code, plus (ii) each Seller's additional tax liability (net of any tax benefit to the Seller' as a result thereof, including any federal tax deductions for state and local taxes) resulting from all payments made to such Seller under this Section 7.7(c).

          7.8. Closing Date Balance Sheet. Prior to the Closing, Sellers shall cause the Company to take all actions necessary to ensure that as of the Closing Date (a) the Company has no liabilities relating to interest bearing debt, and
(b) no assets or liabilities relating to the Company's manufacturing operations.

          7.9. Divestiture of Manufacturing Business. Immediately prior to the Closing, the Company shall sell and transfer all right, title and interest in all of the assets that comprise the Manufacturing Business to the Purchasing Entity or Newco on terms and conditions that are reasonably satisfactory to the Buyer, and the Purchasing Entity or Newco and the Sellers shall assume all of the Manufacturing Liabilities on terms and conditions reasonably satisfactory to the Buyer.

          7.10. October 24, 2003 Balance Sheet. Within thirty (30) days after the Closing Date, the Sellers shall have prepared and delivered to the Buyer an unaudited balance sheet of the Company as of October 24, 2003, together with a certification signed by the Sellers to the effect that said balance sheet was prepared in accordance with generally accepted accounting principles consistently applied and in accordance with the Company's historical practices.

          7.11. Employees of the Company.

               (a) As of and subsequent to the Closing Date, all employees of the Company will retain their seniority and shall receive benefits that are comparable to those provided by the Buyer and its affiliates to their employees; provided, however, that the Buyer retains the right to amend or make changes to any such benefits in its sole discretion. In addition, the Company and the Buyer shall honor and assume the liabilities arising out of the Company's employees' rights in respect of accrued paid time off and extended illness bank and give each employee credit therefor and recognize the tenure of each employee while an employee of the Company prior to the Closing Date for purposes of determining benefits available to employees under the Company's or the Buyer's employee benefit plans subsequent to the Closing Date (which will include a waiver of pre-existing condition exclusions for employees and their dependents and recognition of or credit for all deductibles paid by such employees during the current period while in the employ of the Company). Without limiting the foregoing, the Company and the Buyer shall provide credit for eligibility, benefit accrual and vesting for all such employees' periods of service with the Company for purposes of any of the Company's or the Buyer's employee benefit plans subsequent to the Closing Date, including all qualified and non-qualified retirement or saving programs, vacation, sick leave, holiday and severance benefits. Nothing contained herein shall be construed to or shall create any right to continued employment on the part of any employee of the Company or alter the "at will" status of any employee of the Company. After the Closing, the Buyer intends to form a joint committee with representatives of each of the Company and the Buyer in order to solicit recommendations to management concerning the types of benefits that may be offered to employees of both companies consistent with the types of benefits offered in the industry or marketplace.

               (b) Subsequent to the Closing Date, the Company shall continue to comply with the coverage obligations (within the meaning of Code Section 4980B and Part 6 of Subtitle B of Title 1 of ERISA) in respect of any former employee of the Company who is eligible to receive continuation coverage.

     8. Agreement to Indemnify.

          8.1. Sellers' Indemnity. The Sellers will jointly and severally indemnify and hold harmless the Buyer against, and reimburse the Buyer on demand for, any liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense (including reasonable attorneys' fees and expenses, and the costs of investigation incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof) imposed on or reasonably incurred by the Buyer because of
(a) any misrepresentation or breach of any representation or warranty of the Sellers under this Agreement, (b) any breach of any agreement, obligation or covenant set forth herein on the part of the Sellers, (c) the failure of the Company to pay any Taxes that are not accrued for on the Financial Statements, including any obligations of the Buyer imposed as a result of the Company's ineligibility to make an election under
Section 338(h)(10) of the Code and corresponding state laws and any failure of the Sellers to pay income taxes due through the Closing Date on the accrual basis, (d) the Company's conversion from the cash basis of accounting to the accrual basis of accounting for purposes of Tax Return preparation and filing
(e) the Purchasing Entity, Newco or the Sellers' failure to satisfy or discharge any of the Manufacturing Liabilities, and (f) the January 2001 accident (the "HMMWV Accident") involving three High Mobility Multipurpose Wheeled Vehicles and shelters which were being delivered (such delivery arranged by the Company) to a U.S. government facility in San Diego, California (collectively, the "Buyer's Damages"). "Buyer's Damages" as used herein is not limited to matters asserted by third parties, but includes damages incurred or sustained by the Buyer in the absence of claims by a third party. To the extent permitted by law, the Buyer shall have the right to set off any Buyer's Damages incurred against any amounts due from Buyer to Sellers under this Agreement or otherwise; provided, however, that, the procedures and limitations set forth in this
Section 8 have been fully complied with prior to any such set off.

          The Sellers shall have no obligation to indemnify the Buyer in respect of any of the Buyer's Damages resulting from circumstances described in clauses
(a) and (b) above until the aggregate amount of such Buyer's Damages exceeds $100,000 (the "Minimum Threshold Requirement"), and then Sellers shall be liable for the entire amount of such Buyer's Damages.

          Notwithstanding anything else herein to the contrary, the Sellers shall only be obligated under this Agreement for the aggregate amount of Buyer's Damages which does not exceed the aggregate Purchase Price paid by the Buyer to the Sellers and the Optionholders, including any earn-out payments, for all of the outstanding securities of the Company, except to the extent that Buyer's Damages result from the circumstances described in clauses (e) and (f) above, in which case there shall be no limitation on Sellers' obligation to indemnify the Buyer hereunder.

          8.2. Buyer's Indemnity. The Buyer will indemnify and hold harmless the Sellers against, and reimburse the Sellers on demand for, any liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense (including reasonable attorneys' fees and expenses, and the costs of investigation incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof) imposed on or reasonably incurred by the Sellers because of (a) any misrepresentation or breach of any representation or warranty of the Buyer under this Agreement, (b) any breach of any agreement, obligation or covenant set forth herein on the part of the Buyer (c) the failure of the election contemplated in Section 7.7 hereof if such failure is caused by the Buyer, and (d) any claims made against the Company for matters occurring after the Closing to the extent not caused by Sellers (collectively, the "Sellers' Damages"). "Sellers' Damages" as used herein is not limited to matters asserted by third parties, but includes damages incurred or sustained by the Sellers in the absence of claims by a third party.

          8.3. Procedures Regarding Indemnity Party Claims. The procedures to be followed by the Buyer and the Sellers with respect to indemnification claims shall be as follows:

               (a) Notices. Whenever any claim shall arise or any proceeding shall be instituted by the Buyer or the Sellers pursuant to this Section 8.3, (the "Indemnified Party") shall promptly notify the person(s) against whom such indemnity may be sought (the "Indemnifying Party") in writing and, when known, the facts constituting the basis for such claim or proceeding and the amount or an estimate of the amount of the indemnified liability arising therefrom, if known. In addition, each Party hereto hereby agrees to provide to the other Parties written notification and copies of communication from third parties received or made by such parties relating to any matter subject to any indemnification hereunder. The failure by an Indemnified Party to timely furnish to the Indemnifying Party any notice or copy required to be furnished under this
Section 8.3 shall not relieve the Indemnifying Party from any responsibility for the matters relating to such notice or copy, unless such failure materially adversely prejudices the ability of the Indemnifying Party to defend such matter.

               (b) Defense of Claims. In connection with any claim giving rise to indemnity hereunder arising out of any claim or legal proceeding by any person who is not an Indemnified Party, the Indemnifying Party at its or his sole cost and expense may, upon written notice to the Indemnified Party, elect to assume the defense of any such claim or legal proceeding; provided, however, that if the amount of the claim exceeds the Indemnifying Party's indemnification obligations hereunder, the Indemnified Party may elect to defend such claim or legal proceeding, in which case the Indemnifying Party may participate in but not control the defense of such action, with its or his counsel and at its or his own expense. If the Indemnifying Party has so elected to assume the defense of any such claim or legal proceeding, such defense shall be conducted by counsel chosen by the Indemnifying Party, provided that such counsel is reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its or his counsel and at its or his own expense. If the Indemnifying Party has elected to assume the defense of any claim or legal proceeding as provided herein, the Indemnified Party shall not be entitled to indemnification as to fees and expenses of any counsel retained by the Indemnified Party after the time at which the Indemnifying Party has so elected unless the Indemnifying Party consents thereto in writing.

               (c) Settlement or Compromise of Indemnified Liability. The Indemnified Party shall not settle or compromise any indemnified liability if such settlement or compromise affects the rights of the Indemnifying Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. In the event that the Indemnifying Party shall so assume such defense, it or he shall not compromise or settle any such claim, action, or suit if such settlement affects the rights or obligations of the Indemnified Party unless:

                    (i) the Indemnified Party gives its or his prior written consent, which shall not be unreasonably withheld; or

                    (ii) (A) the terms of the compromise or settlement of such claim, action, or suit provide that the Indemnified Party shall have no responsibility for the discharge of the settlement amount and impose no other obligations or duties on the Indemnified Party, (B) the compromise or settlement discharges all rights against the Indemnified Party with respect to such claim, action, or suit, and (C) in the event of a settlement or compromise pursuant to an agreed judgment, the Indemnified Party has not, within twenty (20) days after having received notice of the proposed compromise or settlement from the Indemnifying Party, given the Indemnifying Party notice that it or he reasonably believes the settlement or compromise will jeopardize its or his ability to prevail on issues similar to the issues that are the subject of such claim, action, or suit.

               (d) Notwithstanding anything to the contrary contained in any of the other provisions of this Section 8.3, the Sellers shall be responsible, at their own cost and expense, to resolve all matters regarding the HMMWV Accident and shall defend, at their cost and expense, the Company against any claim or action regarding the HMMWV Accident. In the resolution of any matter regarding the HMMWV Accident or the defense of the Company with respect to any claim or action resulting therefrom, the Sellers shall select the counsel to assist or defend the Sellers and/or the Company, as the case may be, provided that such counsel is reasonably satisfactory to the Buyer. In the event that any liability is assessed against the Company in favor of any third party in connection with the HMMWV Accident, the Sellers jointly and severally agree to pay the amount of such liability directly to such third party. In addition, the Sellers agree to pay directly the costs and expenses of defending or settling all claims relating to the HMMWV Accident, including all attorneys' fees. The Buyer and the Company shall have the right to monitor and be involved in the defense of all matters relating to the HMMWV Accident and shall receive copies of all correspondence, pleadings and other documents relating thereto.

          8.4. Limitation on Claims. Nothing herein shall limit any potential remedies and liabilities of the Buyer arising under applicable state and federal laws with respect to any fraudulent act committed by the Sellers or director, officer, employee or agent of the Company. Nothing herein shall limit any potential remedies and liabilities of the Sellers arising under applicable state and federal laws with respect to any fraudulent act committed by the Buyer.

          8.5. Survival of Representations and Warranties. All representations, warranties, covenants, and obligations in this Agreement, the Schedules, and any certificates delivered pursuant to this Agreement will survive after the date hereof for the period set forth herein. The representations and warranties set forth in Sections 3.2 (Capitalization) , 3.3 (Power, Authority and Validity),
3.28 (Manufacturing Business)and 4.1 (Power, Authority and Validity) shall survive indefinitely. The representations and warranties set forth in Sections
3.5 (Tax Matters), 3.7 (Title and Related Matters), 3.8 (Intellectual Proprietary Rights), 3.19(Governmental Authorizations and Regulations), and 3.24 (Employee Benefit Plans) shall survive for the applicable statute of limitations period after the Closing Date. The representations and warranties of the set forth in Sections 3.1 (Organization), 3.4 (Financial Statements), 3.9 (Bank Accounts), 3.10 (Contracts), 3.11(Orders, Commitments and Returns), 3.12 (Compliance With Other Instruments and Laws), 3.13 (Labor Difficulties; No Discrimination), 3.16 (Independent Contractors and Consultants), 3.17 (Insurance), 3.20 (Subsidiaries), 3.22 (Corporate Documents), 3.23 (No Brokers),
3.27 (Company Transactions) and 4.2 (No Violation of Existing Agreements) shall survive for a period of twenty-four months after the Closing Date. Notwithstanding the above, the Sellers obligations to indemnify the Buyer under Sections 8.1 (e) and (f) shall survive indefinitely. The covenants and obligations set forth in this Agreement shall survive indefinitely, unless otherwise limited by their terms. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations.

          8.6. Limitation on Indemnification. The indemnification provided for in this Section 8 shall be subject to the limitations that the Indemnifying Party shall not be obligated to pay any amount for indemnification hereunder relating to a claim to the extent of (a) any net tax benefit to the Indemnified Party which is realized by the Indemnified Party after taking into account all tax consequences, including any additional income or other taxes payable as a result of the indemnification, or (b) any indemnity, insurance, contribution or similar payment paid to the Indemnified Party from any third party with respect thereto.

     9. Miscellaneous.

          9.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any other jurisdiction.

          9.2. Binding upon Successors. Subject to, and unless otherwise provided in, this Agreement each and all of the covenants, terms, provisions and agreements contained herein shall be binding upon, and inure to the benefit of, the successors, executors and heirs of the Parties. Except as contemplated herein, none of the Parties may assign the benefit of any of its or his rights under this Agreement to any other person.

          9.3. Severability. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the Parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

          9.4. Entire Agreement. This Agreement, the exhibits hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the Parties with respect hereto and thereto, including, but not limited to the letter agreement dated August 15, 2003 among the Buyer, the Sellers and the Company. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

          9.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any Party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as signatories.

          9.6. Expenses. The Parties shall each pay their own legal, accounting, financial advisory and consulting fees and other out-of-pocket expenses related to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated.

          9.7. Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the Party to be bound thereby. The waiver by a Party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

          9.8. Release by the Sellers. Following the Closing, the Sellers agree that they shall have no claim against the Company for matters occurring prior to the Closing Date, except for any claim provided for herein, including Section
7.11 hereof, and any claim for indemnification provided in the Company's Certificate of Incorporation or By-laws, and hereby release the Company from any and all current or future claims arising against the Company for matters occurring prior to the Closing Date, except for any claim provided for herein, including Section 7.11 hereof, and any claim for indemnification provided in the Company's Certificate of Incorporation or By-laws. Notwithstanding the above, in no event shall the Company be obligated to indemnify the Sellers in connection with any claim for which the Buyer is entitled to be indemnified by the Sellers under Section 8 of this Agreement.

          9.9. No Waiver. The failure of any Party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

          9.10. Notices. Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally,
(b) sent by confirmed telex or telecopy, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other Party have been notified in accordance with the provisions of this Section 9.10.

     Sellers:        William B. Farmer
                     20 Rankin Avenue
                     Basking Ridge, New Jersey 07920

                     Michael A. Cinque
                     32 Nottingham Way
                     Middletown, New Jersey 07748

                     Frank C. Muzzi
                     469 Westwood Avenue
                     Long Branch, New Jersey 07740

     With copy to:   Giordano, Halleran & Ciesla, P.C.
                     125 Half Mile Road
                     P.O. Box 190
                     Middletown, New Jersey 07748
                     Attn: Paul T. Colella, Esq.

     Buyer:          MTC Technologies, Inc.
                     4032 Linden Avenue
                     Dayton, Ohio 45432-3015
                     Attn: David Gutridge

     With copy to:   Coolidge, Wall, Womsley & Lombard
                     Suite 600
                     33 West First Street
                     Dayton, Ohio  45402
                     Attn: Barbara L. Sager, Esq.

Such notice will be treated as having been received upon actual receipt.

          9.11. Construction of Agreement. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole. This Agreement has been reviewed and negotiated by the Parties and their respective counsel, and the Parties desire that this Agreement be interpreted without reference to any principle of construction based upon conclusions regarding responsibility for drafting. For purposes of this Agreement, Sellers' "knowledge" shall mean the actual knowledge of any of the Sellers after due investigation and inquiry of the facts and issues involved and the key personnel responsible for the matter in question.

          9.12. No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the Parties hereto. No Party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other Party. No Party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No Party shall have any power or authority to bind or commit any other. No Party shall hold itself out as having any authority or relationship in contravention of this Section 9.12.

          9.13. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

          9.14. Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the Parties to this Agreement.

          9.15. Termination. This Agreement may be terminated at any time prior to the Closing Date:

               (a) by mutual consent of the Buyer and the Sellers;

               (b) by the Sellers, if the conditions set forth in Section 6 shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by the Buyer on or before November 7, 2003; or

     by the Buyer, if the conditions set forth in Section 5 shall not have been complied with or performed and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by the Sellers on or before November 7, 2003.

                           [Signature Page to Follow]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                        "SELLERS"


                                        /s/ William B. Farmer
                                        ----------------------------------------
                                            William B. Farmer


                                        /s/ M.A. Cinque
                                        ----------------------------------------
                                            Michael A. Cinque


                                        /s/ Frank C. Muzzi
                                        ----------------------------------------
                                            Frank C. Muzzi


                                        "PURCHASER"

                                        MTC Technologies, Inc.


                                        By: /s/ Michael Gearhardt
                                            ------------------------------------
                                        Name: Michael Gearhardt
                                        Title: Chief Financial Officer